SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2006

DOCUCORP INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	00-23829	75-2690838
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5400 LBJ Freeway, Suite 300
Dallas TX 75240
(Address of principal executive offices)

Registrant’s telephone number, including area code: (214) 891-6500

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☒          Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

On December 6, 2006, Docucorp International, Inc. (“Docucorp”), Skywire Software, LLC (“Skywire”), and a Skywire wholly-owned subsidiary (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”).  Skywire is a subsidiary of Hall Financial Group, a $2 billion private, diversified financial firm.

Subject to the terms and conditions of the Merger Agreement, which has been approved by the Boards of Directors of all parties, Merger Sub will be merged with and into Docucorp (the “Merger”). Upon effectiveness of the Merger, each outstanding share of common stock of Docucorp, other than shares owned by Docucorp and other than dissenting shares, if any, will be converted into the right to receive $10.00 per share in cash.

Docucorp has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants to operate its business in the ordinary course consistent with past practice during the period between execution of the merger agreement and the date of the merger and to refrain from specified non-ordinary course activities during that period.  Docucorp has also agreed to call a meeting of Docucorp’s shareholders to consider approval of the merger and that the Docucorp board of directors will recommend approval and adoption of the Merger Agreement by Docucorp’s shareholders, subject to certain exceptions to permit the Docucorp directors to comply with their fiduciary duties.

Docucorp has generally agreed not to solicit proposals relating to alternative business combination transactions, enter into discussions or negotiations concerning, or provide confidential information in connection with, alternative business combination transactions or approve or recommend an alternative business combination transaction. However, the Merger Agreement permits Docucorp to take one or more of the prohibited actions referred to above, subject to the provisions of the Merger Agreement, in response to certain unsolicited business combination proposals. If Docucorp concludes that an alternative business combination proposal is a superior proposal, upon compliance with the applicable terms of the Merger Agreement, Docucorp may terminate the Merger Agreement (subject to its payment of the termination fee referred to below).

The Merger Agreement also provides for customary covenants providing for the parties to use commercially reasonable efforts to take actions necessary for the closing of the merger, including obtaining necessary regulatory approvals. Consummation of the Merger is subject to various customary conditions, including adoption of the Merger Agreement by Docucorp’s shareholders and the receipt of certain regulatory approvals.

The Merger Agreement contains certain termination rights and provides that, upon the termination of the Merger Agreement under specified circumstances generally including a competitive takeover bid by a third party, Docucorp may be required to pay Skywire a termination fee equal to $3,200,000 plus all reasonable out of pocket costs and expenses incurred by Skywire, up to a maximum of $3,900,000 in total.

The foregoing description of the Merger Agreement is included to provide you with information regarding its terms. It does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)     Exhibits. The following are filed as Exhibits to this Report.

2.1	Agreement and Plan of Merger, dated December 6, 2006, by and among Docucorp International, Inc., Skywire Software, LLC and a Skywire wholly-owned subsidiary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOCUCORP INTERNATIONAL, INC.

Date: December 06, 2006	By:	/s/ J. Robert Gary
J. Robert Gary Senior Vice President Finance and Administration.